Exhibit 3.1

THE REGISTERED HOLDER OF THIS WARRANT BY ITS ACCEPTANCE HEREOF, AGREES THAT IT WILL NOT SELL, TRANSFER OR ASSIGN THIS WARRANT EXCEPT AS HEREIN PROVIDED AND THE REGISTERED HOLDER OF THIS WARRANT AGREES THAT IT WILL NOT SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS WARRANT FOR A PERIOD OF ONE HUNDRED EIGHTY DAYS (180) IMMEDIATELY FOLLOWING THE QUALIFICATION DATE (DEFINED BELOW).

FORM OF EMBER WARRANT

FOR THE PURCHASE OF EMBER TOKENS OR

PROMETHEUM, INC. COMMON STOCK

Issuance Date: [•], 2017

THIS EMBER WARRANT (the “Warrant”) certifies that, [•] or its registered assigns (the “Holder”), is entitled upon the terms and subject to the conditions hereinafter set forth, which convert 1 Warrant for 1 Ember Token, if and when issued.

This Warrant is one of a series of Warrants of like tenor being issued to Subscribers in the Company’s offering of Warrants pursuant to Regulation A (the “Offering”) in accordance with, and subject to, the terms and conditions described in the Subscription Agreement entered into by and between the Company and each Subscriber set forth on the signature pages affixed thereto (the “Subscription Agreement”). Capitalized terms used herein without definition have the meanings ascribed to them in the Subscription Agreement.

1.               Definitions. In addition to the terms defined elsewhere in this Warrant, the following terms shall have the following meanings:

(a)             “Business Day” means any day except Saturday, Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close

(b)            “Ember Tokens” means the blockchain technology based digital securities tokens issued in the Genesis Offering.

(c)             “Ember Exercise Date” means the date of closing of the Genesis Offering.

(d)            “Qualification Date” means the date that the SEC qualifies the Company’s Regulation A offering.

(e)             “Warrant Securities” means the Ember Tokens and the Warrant Shares.

Warrant Share Exercise Date means the

2.               Exchange Periods.

(a)             Ember Tokens. This Warrant may be exchanged for Ember Tokens at any time or from time to time during the period (the “Ember Token Period”) commencing on the Ember Exercise Date and ending on [•] (the “Expiration Date”).

3.               Expiration. If this Warrant is not exercised in full on or before the Expiration Date, the Warrant shall automatically convert to either one Ember Token per Warrant or the equivalent under its terms and this Warrant shall be null and void.

4.               Exercise of Warrant. The Holder may at any time after the Genesis Offering is complete and from time to time through the Expiration Date exchange this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Exchange Notice in substantially the form attached hereto as Exhibit A.

5.               Redemption.

(a)             Time of Redemption. This Warrant may be redeemed, in whole and not in part, at the option of the Company, at any time from and after the Ember Exercise Date, and prior to the Expiration Date, upon the notice referred to in Section 6.2, and issue Ember Token(s) to the holders thereof one token for each Warrant held.

(b)            Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the effectiveness of the call (the “Redemption Date”). Notice of redemption shall be emailed or mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the Holder at the email or mail address provided by Holder in the Subscription Agreement. Any notice delivered in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder received such notice.

(c)             Exercise After Notice of Redemption. This Warrant may be exercised in accordance with Section 1 of this Warrant at any time after notice of redemption shall have been given by the Company pursuant to Section 5 hereof and prior to the Redemption Date. On and after the Redemption Date, the Holder shall have no further rights except to receive, upon cancellation by the Company of the Warrant, one token per Warrant held.

(d)            No Other Rights to Cash Payment. Except for a redemption in accordance with this Section 5, no Holder of this Warrant shall be entitled to any cash payment whatsoever from the Company in connection with the ownership, exercise or surrender of this Warrant.

6.                 Notices. All notices and other communications hereunder (except payment) shall be in writing and shall be deemed given (a) when delivered personally, (b) one Business Day after being delivered to a nationally recognized overnight courier or (c) on the Business Day received (or the next Business Day if received after 5:00 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) or electronic mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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To the Holder:	as set forth on the warrant’s transfer records
[•]

To the Company:	Prometheum, Inc.
120 Wall Street, 25th Floor
New York, NY 10005
Attention: Chief Financial Officer

7.               Governing Law. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

8.               Lost or Stolen Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

9.               No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns if any and nothing herein, express or implied, is intended to or shall confer upon any other party any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

10.            Entire Agreement; Amendments and Waivers. This Warrant constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. This Warrant may only be amended, modified or supplemented by an agreement in writing signed by the Company and the Holder. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

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No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.            Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of the Holder, including subsequent holders hereof (collectively, “Assignees”). The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder.

12.            Severability. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

13.            Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Warrant and all of which, when taken together, shall be deemed to constitute one and the same agreement, and photo static, .pdf or facsimile copies of fully-executed counterparts of this Warrant shall be given the same effect as originals.

14.            No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officer, thereunto duly authorized, as of the date first indicated above.

PROMETHEUM, INC.

By:
Name:	Aaron L. Kaplan
Title:	Chief Operating Officer

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EXHIBIT A

EXERCISE NOTICE

The undersigned, the Holder of the attached Warrant, hereby exercises the right represented by such Warrant to convert the Warrant, 1 Warrant for 1 Ember Token in accordance with the terms of the Warrant.

The undersigned requests that Ember Tokens be issued and delivered to a good custody location as determined by the Company.

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